UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

ARMATA PHARMACEUTICALS, INC.

_______________________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

_______________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARMATA PHARMACEUTICALS, INC.

5005 McConnell Avenue

Los Angeles, CA 90066

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 11, 2026

Dear Shareholder:

You are cordially invited to attend the 2026 Annual Meeting of Shareholders (the “meeting” or the “Annual Meeting”) of Armata Pharmaceuticals, Inc., a Washington corporation (“Armata,” the “Company,” “we,” “our” or “us”). The meeting will be held at 8:30 a.m. (Pacific Time) on Thursday, June 11, 2026 at our principal executive offices at 5005 McConnell Avenue, Los Angeles, California 90066, for the following purposes:

1.	To elect seven nominees for director to serve one-year terms expiring at the 2027 Annual Meeting of Shareholders and upon their successors being duly elected and qualified;
2.	To approve, on an advisory, non-binding basis, the compensation of our named executive officers;
3.	To approve a non-binding advisory resolution on the frequency of shareholder vote (every one, two or three years) relating to the compensation of our named executive officers;
4.	To ratify the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and
5.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement (“Proxy Statement”) accompanying this Notice of Annual Meeting of Shareholders.

The record date for the meeting is April 17, 2026 (the “record date”). Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. We will first mail the Proxy Statement, accompanying proxy card and annual report to our shareholders on or about April 27, 2026.

You may vote your shares by signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided, whether or not you plan to attend the annual meeting. For your convenience, you may also vote your shares via the internet or by a toll-free telephone number by following the instructions on the enclosed proxy card. Voting by telephone, over the internet or by mailing a proxy card will not limit your right to participate in the meeting and vote your shares at the meeting. Even if you have voted by proxy, you may still vote at the in-person meeting if you participate in the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

Robin C. Kramer
Chair of the Board of Directors
Los Angeles, California
April 27, 2026

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Shareholders to be held on June 11, 2026:

The Notice of Annual Meeting of Shareholders, Proxy Statement and annual report to shareholders are available at https://investor.armatapharma.com/annual-reports-and-proxy or www.envisionreports.com/ARMP

ARMATA PHARMACEUTICALS, INC.

5005 McConnell Avenue

Los Angeles, California 90066

PROXY STATEMENT FOR THE

2026 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 11, 2026

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Shareholders to be held on June 11, 2026:

The Notice of Annual Meeting of Shareholders, Proxy Statement and annual report to shareholders are available at https://investor.armatapharma.com/annual-reports-and-proxy or www.envisionreports.com/ARMP

This proxy statement (“Proxy Statement”) contains information related to the 2026 Annual Meeting of Shareholders (the “annual meeting” or the “meeting”) of Armata Pharmaceuticals, Inc. (“Armata,” the “Company,” “we,” “our” or “us”) to be held at 8:30 a.m. (Pacific Time) on Thursday, June 11, 2026 at our principal executive offices at 5005 McConnell Avenue, Los Angeles, California 90066, and at any adjournments or postponements thereof. On or about April 27, 2026, we expect to begin mailing this Proxy Statement, accompanying proxy card and annual report to each holder of record of our common stock as of the close of business on April 17, 2026, the record date for the meeting. This Proxy Statement and accompanying proxy card summarize the information you need to know to vote by proxy or in person at the meeting. You do not need to attend the meeting in person in order to vote.

Background

On May 9, 2019, Armata, formerly known as AmpliPhi Biosciences Corporation and we refer to herein prior to the Merger as “AmpliPhi”, completed a merger (the “Merger”) with privately held C3J Therapeutics, Inc., a Washington corporation (“C3J”), in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated January 3, 2019, as amended on March 25, 2019, by and among AmpliPhi, a wholly owned subsidiary of AmpliPhi (“Merger Sub”) and C3J (the “Merger Agreement”). At the effective time of the Merger, each outstanding share of C3J common stock was converted into the right to receive 0.04932975 shares of Armata common stock, par value $0.01 per share (“common stock”) (after giving effect to the Reverse Split, as defined below), and Merger Sub merged with and into C3J, with C3J surviving the Merger as a wholly-owned subsidiary of Armata. As a result of the Merger, C3J was considered the accounting acquirer of AmpliPhi because C3J’s shareholders retained a majority control of the combined company, Armata, subsequent to the Merger; therefore, the historical financial statements of the accounting acquirer, C3J, have become Armata’s historical financial statements.

Immediately prior to the consummation of the Merger, AmpliPhi effected a 1-for-14 reverse split (the “Reverse Split”) of its issued and outstanding shares of common stock and changed its name to “Armata Pharmaceuticals, Inc.” On May 10, 2019, Armata’s common stock began trading on a split-adjusted basis on the NYSE American exchange under the ticker symbol “ARMP.” All shares and per share amounts in this Proxy Statement reflect the Reverse Split unless otherwise noted.

Immediately following the closing of the Merger, certain shareholders of C3J prior to the Merger purchased shares of common stock of Armata in a private placement for an aggregate purchase price of $10.0 million (the “Financing”). After the Merger and such concurrent private placement, the former C3J security holders owned approximately 76% of the aggregate number of shares of Armata’s common stock, and the security holders of AmpliPhi as of immediately prior to the Merger owned approximately 24% of the aggregate number of shares of Armata’s common stock.

This Proxy Statement includes certain historical information relating to Armata’s Board of Directors (the “Board” or “Board of Directors”), executive officers and governance arrangements of the Company during periods ended prior to the completion of the Merger. This Proxy Statement also includes certain disclosures concerning the Company’s Board and officers currently in office. We use the term “AmpliPhi” in this Proxy Statement to refer to the Company prior to the Merger, and all references to “C3J” refer to C3J Therapeutics, Inc. and its business prior to the closing of the Merger. All references to “Armata,” the “Company,” “we,” “us” or “our” in this Proxy Statement mean Armata Pharmaceuticals, Inc., the combined company.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The Board of Directors is soliciting your proxy to vote at the annual meeting including at any adjournments or postponements of the meeting. Beginning on or about April 27, 2026, we will send you by mail a copy of this Proxy Statement, the proxy card and the annual report. You are invited to attend the annual meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on the enclosed proxy card to submit your proxy to vote your shares via telephone or on the internet.

How do I attend the meeting?

The meeting will be held at 8:30 a.m. (Pacific Time) on Thursday, June 11, 2026 at our principal executive offices at 5005 McConnell Avenue, Los Angeles, California 90066. Information on how to vote in person at the meeting is discussed below.

Who can vote at the meeting?

Only shareholders of record at the close of business on April 17, 2026 will be entitled to vote at the meeting. On this record date, there were 36,695,155 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name: If on the record date your shares were registered directly in your name with Armata’s transfer agent, Computershare, Inc., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote your shares by completing, signing and returning the enclosed proxy card, or following the instructions on the enclosed proxy card to submit your proxy to vote your shares via telephone or on the internet.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank: If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and our proxy materials are being forwarded to you by that organization. The broker, bank, or other agent holding your account is considered to be the shareholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.

What am I voting on?

There are four matters scheduled for a vote:

●	Proposal 1: To elect seven nominees for director, named in this Proxy Statement, to serve one-year terms expiring at the 2027 Annual Meeting of Shareholders and upon their successors being duly elected and qualified;
●	Proposal 2: To approve, on an advisory, non-binding basis, the compensation of our named executive officers;
●	Proposal 3: To approve a non-binding advisory resolution on the frequency of shareholder vote (every one, two or three years) relating to the compensation of our named executive officers; and
●	Proposal 4: To ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For the election of directors (Proposal 1), you may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.

For the approval of, on an advisory, non-binding basis, the compensation of our named executive officers (Proposal 2), you may either vote “For” or “Against” the proposal.

For the approval of a non-binding advisory resolution on the frequency of shareholder vote (every one, two or three years) relating to the compensation of our named executive officers (Proposal 3), you may either vote “For” one year, two years or three years.

For ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2026 (Proposal 4), you may vote “For” or “Against” or abstain from voting.

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote your shares by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. For your convenience, you may also vote your shares via the internet or by a toll-free telephone number by following the instructions on the enclosed proxy card. Authorizing your proxy over the internet, by mailing a proxy card or by telephone will not limit your right to attend the meeting and vote your shares in person.

To vote in person, come to the meeting and we will give you a ballot when you arrive.

To vote through the internet, go to www.envisionreports.com/ARMP to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. (Pacific Time) on Wednesday, June 10, 2026 to be counted.

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to us before the meeting, we will vote your shares as you direct.

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. (Pacific Time) on Wednesday, June 10, 2026 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you have shares held by a broker, bank or other agent, you may instruct your agent to vote your shares by following the instructions that such agent provides to you. Most brokers and nominees allow you to vote by mail, telephone and on the internet.

As discussed further below, under NYSE American exchange rules, the election of directors (Proposal 1) and the vote to approve the compensation of our named executive officers (Proposal 2) or the frequency of voting thereon (Proposal 3) are considered “non-routine” matters, meaning that brokers, banks, or other agents who have not been furnished voting instructions from their clients will not be authorized to vote in their discretion on these proposals.

The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2026 (Proposal 4) is considered a “routine” matter, meaning that brokers, banks, or other agents who have not been furnished voting instructions from their clients will be authorized to vote on that proposal.

To vote in person at the meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the provided instructions from your broker or bank, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on the record date.

What happens if I do not vote?

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote through the internet, by completing your proxy card, by telephone or in person at the meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether such agent will still be able to vote your shares depends on whether the NYSE American exchange deems the particular proposal to be a “routine” matter. Brokers, banks and other agents can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE American exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), and certain corporate governance proposals, even if management-supported. For these “non-routine” matters for which a broker, bank or other agent has not received voting instructions, a “broker non-vote” occurs. Accordingly, your broker, bank or other agent may not vote your shares on Proposal 1, Proposal 2 or Proposal 3 without your instructions (resulting in “broker non-votes” for such matters), but may vote your shares on Proposal 4 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking your voting selections, your shares will be voted, as applicable: “For” Proposal 1, the election of nominees for director; “For” Proposal 2, the approval of, on an advisory, non-binding basis, the compensation of our named executive officers; for the Option of “One Year” for Proposal 3; and “For” Proposal 4, the ratification of the Audit Committee’s selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies and have paid the entire expense of preparing, printing and mailing this Proxy Statement, the proxy card and any additional materials furnished to shareholders. In addition to solicitations by mail, our officers, directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Any officers, directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in each proxy card in the proxy materials to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy after I have voted?

Shareholder of Record: Shares Registered in Your Name: Yes. You may revoke your proxy and change your vote at any time before the final vote at the meeting. The cutoff time for voting through the internet or by telephone will be 11:59 p.m. (Pacific Time) on Wednesday, June 10, 2026, the day before the meeting. You may change your vote on the internet or by telephone (only your latest internet or telephone proxy submitted prior to the meeting will be counted); by signing and returning a new proxy card with a later date; by sending a timely written notice that you are revoking your proxy to our Secretary at Armata Pharmaceuticals, Inc., 5005 McConnell Avenue, Los Angeles, California 90066; or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Beneficial Owner: Shares Registered in the Name of Broker or Bank: If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our Secretary at Armata Pharmaceuticals, Inc., 5005 McConnell Avenue, Los Angeles, California 90066 by December 28, 2026, or, if the date of our 2027 Annual Meeting of Shareholders has changed by more than 30 days from the one-year anniversary of the date of this year’s annual meeting, by a date that constitutes a reasonable time before we print and send our proxy materials to shareholders, which date will be disclosed in a report filed by us with the U.S. Securities and Exchange Commission (the “SEC”). Any such proposals must meet the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If you wish to submit a proposal (including a director nomination) at the annual meeting that will not already be included in next year’s annual meeting proxy materials, your proposal generally must be submitted in writing to the same address not fewer than 60 nor more than 90 days prior to the date approved by the Board of Directors to hold the 2027 Annual Meeting of Shareholders; provided, that if we provide less than 60 days’ notice or prior public disclosure of such date, your proposal (including a director nomination) must be received by our Secretary not later than the tenth day following the day on which the notice of the date of the 2027 Annual Meeting of Shareholders is mailed or publicly disclosed. If the facts warrant, the Board of Directors, or the chairman of an annual meeting of shareholders, may determine and declare that a proposal does not constitute proper business to be transacted at the meeting or that business was not properly brought before the meeting in accordance with our Amended and Restated Bylaws, as amended, (“Bylaws”) and, if, in either case, it is so determined, any such business shall not be transacted. Please review our Bylaws, which contain additional requirements regarding advance notice of shareholder proposals and nominations. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules in connection with our 2027 annual meeting, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to us that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 12, 2027.

As provided in the Current Report filed on Form 8-K for the annual meeting, for a shareholder’s notice to be timely presented at this annual meeting, it must have been received by our Secretary by April 12, 2026.

How are votes counted?

Votes generally. Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

Abstentions and Broker Non-Votes. Abstentions will count towards the quorum. Shares constituting broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter, but they are counted as present for the purpose of determining a quorum at the meeting.

Required Vote. The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The seven nominees receiving the largest number of votes “For” votes cast will be elected to the Board of Directors.

			None	None

2	Non-binding advisory vote on the compensation of our named executive officers	The number of shares that cast a vote “For” the proposal must exceed the number of shares that cast a vote “Against” the proposal.	None	None

3	Non-binding advisory vote on the frequency of the shareholder vote (every one, two, or three years) relating to the compensation of our named executive officers

The number of shares that cast a vote “For” any of the one-, two- or three-year option must exceed the number of shares that cast a vote for the other options. If no option receives votes from the majority of votes cast, no preference of our shareholders will have been approved by our shareholders; however, our board of directors and Compensation Committee will take the relative proportions of the votes cast into account in setting the frequency of shareholder advisory votes on the compensation of our named executive officers.

			None	None

4	Ratification of the Audit Committee’s selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026	The number of shares that cast a vote “For” the proposal must exceed the number of shares that cast a vote “Against” the proposal.	None	None

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote on a matter and be counted collectively upon such matter are present at the meeting in person or represented by proxy. On the record date, there were 36,695,155 shares outstanding and entitled to vote. Thus, the holders of 18,347,578 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the meeting?

Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

What proxy materials are available on the internet?

The Proxy Statement and annual report to shareholders are available at https://investor.armatapharma.com/annual-reports-and-proxy.

Why are the executive compensation proposal (Proposal 2) and the future frequency of approval of executive compensation proposal (Proposal 3) included among the items to be considered at the Annual Meeting?

We have included the executive compensation proposal (Proposal 2) and the future frequency of approval of executive compensation proposal (Proposal 3) among the items to be considered at the meeting in order to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act of 1934.

PROPOSAL 1

Election of Directors

Our business and affairs are organized under the direction of our Board of Directors. The primary responsibilities of our Board of Directors are to provide oversight, strategic guidance, counseling and direction to our management. Our Board of Directors meets on a regular basis and on an ad hoc basis as required.

Our Bylaws provide that the Board of Directors will consist of not less than one nor more than nine members, as fixed from time to time by a resolution of the Board or shareholders. The Board of Directors currently has eight members. One of our current directors, Dr. Peterson, is not being considered for re-election to the Board of Directors and will cease to serve as a director immediately following the conclusion of the Annual Meeting. Accordingly, Dr. Peterson’s biography is not presented below. All of the remaining current directors have been re-nominated by the Board of Directors to stand for election at the annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the seven nominees receiving the highest number of affirmative votes at this annual meeting will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board of Directors. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Under our current Bylaws, any vacancy occurring on the Board of Directors may be filled by the shareholders, the Board of Directors or, if the directors in office constitute fewer than a quorum, by the affirmative vote of a majority of the remaining directors.

Our Board of Directors

Set forth below are the name, age, position of and biographical information about each nominee, as of the record date.

Name	Age	Position(s)
Deborah L. Birx, M.D.	70	Chief Executive Officer, Director
Daniel B. Gilmer, Ph.D.	39	Director
Jules Haimovitz(6)	75	Director
Odysseas D. Kostas, M.D.(3)(6)	52	Director
Robin C. Kramer(1)(4)(5)	61	Director
Joseph M. Patti, Ph.D.(2)(3)(4)	62	Director
Sarah J. Schlesinger, M.D.(2)(3)	66	Director
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Special Committee.
(5)	Chair of the Board of Directors.
(6)	Serves as a designee of Innoviva, Inc. under the Investor Rights Agreement (as defined below).

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The

Nominating and Corporate Governance Committee identified and recommended Dr. Gilmer as a nominee for the Board of Directors because of his scientific knowledge and background, and experience in scientific discovery, commercial strategy and patient access. The brief biographies below include information regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Set forth below is the specific experience, qualifications, and background of each of the individuals listed above.

Employee Directors

Deborah L. Birx, M.D. has served as our Chief Executive Officer since July 2023. Prior to her appointment as Chief Executive Officer of the Company, Dr. Birx resigned as a member of the Board of Directors of Innoviva, Inc., the Company’s largest shareholder, a position she assumed in March 2021. Dr. Birx served as the response coordinator of the White House Coronavirus Task Force, where she made recommendations to the vice president using data integration to drive decision making, as well as worked closely with state officials across the country to provide state-specific advice and guidance. In 2014, Dr. Birx became an Ambassador-at-Large, when she assumed the role of the Coordinator of the United States Government Activities to Combat HIV/AIDS and U.S. Special Representative for Global Health Diplomacy (a $6 billion per year program), a position she served in until January 2021. As the U.S. Global AIDS Coordinator, Dr. Birx oversaw the President’s Emergency Plan for AIDS Relief (PEPFAR), the largest commitment by any nation to combat a single disease in history, at the CDC as well as all U.S. Government engagement with the Global Fund to Fight AIDS, Tuberculosis and Malaria. From 2005 until 2014, Dr. Birx served successfully as the Director of CDC’s Division of Global HIV/AIDS (DGHA) in the CDC Center for Global Health where she developed ISO and CAP certified laboratories across the globe. From 1996 until 2005, she served as the Director of the U.S. Military HIV Research Program (USMHRP) at the Walter Reed Army Institute of Research directing research and development of HIV vaccines through full Phase III trials, including GLP and GMP manufacturing. During this time, she also rose to the rank of Colonel. Then known as Colonel Birx, she was awarded three prestigious U.S. Meritorious Service Medals and the Legion of Merit Award for her groundbreaking research, leadership and management skills during her tenure at the Department of Defense (DoD). In 1985, Dr. Birx began her career with the DoD as a military trained clinician in cellular immunology, focusing on HIV/AIDS vaccine research. Dr. Birx has published over 230 manuscripts in peer-reviewed journals, authored nearly a dozen chapters in scientific publications, as well as developed and patented vaccines. Dr. Birx currently serves as a member of the Board of Directors of Nanolive SA.

Dr. Birx received her medical degree from the Hershey School of Medicine, Pennsylvania State University in 1980 and her B.S. from Houghton College in 1976. Dr. Birx is board certified in internal medicine, allergy and immunology, and diagnostic and clinical laboratory immunology. Dr. Birx is a world-renowned medical expert and leader whose long career has focused on clinical and basic immunology, infectious diseases, pandemic preparedness, vaccine research, and global health.

Non-Employee Directors

Daniel B. Gilmer, Ph.D. has served on our Board of Directors since April 2026. Dr. Gilmer has served as Senior Director, Commercial Quality US Team Lead at Pfizer Inc. (“Pfizer”) since February 2025. At Pfizer, he leads an organization responsible for quality and promotional review across 50+ U.S. brands. His team works closely with medical, legal, and regulatory subject matter experts to advise commercial stakeholders on content quality, compliance, and risk-benefit balance. Previously, from April 2022 to February 2025, Dr. Gilmer led cross-functional teams in Pfizer’s Antiviral and Diagnostics Business, where he launched PAXLOVIDTM in the United States as it received New Drug Approval from the U.S. Food and Drug Administration (the “FDA”). Earlier at Pfizer, from April 2021 to April 2022, Dr. Gilmer worked in Inflammation & Immunology Commercial Development, where he helped shape strategy for a portfolio of rheumatology and immunology assets. Dr. Gilmer joined Pfizer in Research & Development in May 2019, where he contributed to Pfizer’s COVID-19 vaccine-enabling operating model and R&D portfolio strategy.

Dr. Gilmer is an equal co-inventor on the patent for Exebacase (also termed “CF-301” or “PlySs2”), a first-in-class Streptococcus bacteriophage lysin. Exebacase received Fast Track and Breakthrough Therapy designations from the FDA before advancing to Phase 3 clinical trials. Dr. Gilmer has authored multiple peer-reviewed publications on phage lysins and antimicrobial resistance. Prior to joining Pfizer, Dr. Gilmer worked at McKinsey & Co. focusing on commercial growth strategies, market access, and lean manufacturing in the United States, Canada, and France. Earlier in his career, he conducted microbiology and infectious disease research at leading academic institutions and the National Institutes of Health. He has a Ph.D. in Microbiology from Rockefeller University (RU) and a B.S. from Howard University. As an RU alum, he serves on both the RU Board of Trustees Educational Affairs Committee and the RU Ford Center Incubator selection committee. He is a member of the New York Academy of Sciences and a term member at the Council on Foreign Relations.

Director Qualifications. Dr. Gilmer was selected as a director because of his scientific knowledge and background, and experience in scientific discovery, commercial strategy and patient access.

Jules Haimovitz has served as a member of our Board of Directors since April 2021, and served as the Company’s Chairman of the Board between June 2021 and March 2023. At Innoviva, Inc. (NASDAQ: INVA), Mr. Haimovitz has served as a member of the board of directors since February 2018. Mr. Haimovitz is currently President of Haimovitz Consulting, Inc. He previously served as a member of the board of directors of Ariad Pharmaceuticals, where he was also a member of its audit committee; Dial Global, Inc., where he was also member of its audit committee; and Imclone Pharmaceuticals, where he served as chairperson of its audit committee. Mr. Haimovitz has also served as Chief Executive Officer or Chief Operating Officer of the following companies: Spelling Entertainment, Inc., King World Productions and VJN, Inc. Mr. Haimovitz holds a B.S. and M.A. degree in Mathematics from Brooklyn College.

Director Qualifications. Mr. Haimovitz was selected as a director because of his extensive leadership experience with biotechnology companies and his in-depth knowledge of the industry, as well as his experience serving on the boards of directors of various public and private companies.

Odysseas D. Kostas, M.D. has served as a member of our Board of Directors since February 2020. He also currently serves as director and Chairman of Amarin Corporation. Dr. Kostas is founder and Managing Director of Polymetis Strategies LLC, a consulting firm focused on finance, strategy, and operations. He serves as an advisor to Sarissa Capital Management LP where he previously served as a Partner, Senior Managing Director, and Head of Research. Prior to joining Sarissa Capital, Dr. Kostas served as a Director at Evercore ISI (formerly ISI), covering the biotechnology and pharmaceutical industries. Previously, he practiced internal medicine as part of the Yale New Haven Health System and was engaged as a consultant to various biotechnology companies. Dr. Kostas also previously served on the board of directors of Innoviva and Enzon Pharmaceuticals.

Dr. Kostas has a B.S from Massachusetts Institute of Technology (MIT) and an M.D. from the University of Texas Southwestern Medical School. Dr. Kostas has demonstrated leadership in his field, and his knowledge of and experience in our industry contributed to our conclusion that he should serve as a director.

Director Qualifications. Dr. Kostas was selected as a director because of his extensive leadership experience with biotechnology companies and his in-depth knowledge of our business, strategy and management team, as well as his experience serving as a public company director.

Robin C. Kramer was elected as the Company’s Chair of the Board in March 2023 and has served as a member of our Board of Directors since December 2020. Ms. Kramer has been appointed as Executive Vice President and Chief Financial Officer at Biogen, a biopharma company, and has served on Biogen’s executive committee since March 2025. Prior to this appointment, Ms. Kramer served as Senior Vice President, Chief Accounting Officer and Head of Global Business Services and Treasury of Biogen since January 2021. Ms. Kramer served as Biogen’s Vice President, Chief Accounting Officer from November 2018 to December 2020. Prior to joining Biogen, Ms. Kramer served as the Senior Vice President and Chief Accounting Officer of Hertz Global Holdings, Inc., a car rental company, from May 2014 to November 2018. Prior to that, Ms. Kramer was an audit partner at Deloitte & Touche LLP (“Deloitte”), a professional services firm, from 2007 to 2014, including serving in Deloitte’s National Office Accounting Standards and Communications Group from 2007 to 2010. From 2005 to 2007, Ms. Kramer served as Chief Accounting Officer of Fisher Scientific International, Inc., a laboratory supply and biotechnology company, and from 2004 to 2005, as Director, External Reporting, Accounting and Control for the Gillette Company, a personal care company. Ms. Kramer has also held partner positions in the public accounting firms of Ernst & Young LLP and Arthur Andersen LLP. Ms. Kramer is a licensed certified public accountant (CPA) in Massachusetts. She is a member of the Massachusetts Society of CPAs and the American Institute of CPAs. She served as a Board member of the Center for Women and

Enterprise from August 2020 to December 2024. She previously served as a Board Member of Samsung Bioepis Co., LTD. from July 2020 to April 2022, the Massachusetts State Board of Accountancy from September 2011 to December 2015 and Probus Insurance Company Europe DAC from 2016 to 2018.

Director Qualifications. Ms. Kramer was selected as a director because of her years of experience in biotechnology and life sciences research and development and her in-depth knowledge of the industry. She has financial expertise, including a thorough understanding of financial statements, corporate finance and accounting and extensive experience with public companies, all of which makes her a valued member of our Board of Directors.

Joseph M. Patti, Ph.D. has served as a member of our Board of Directors since the consummation of the Merger in May 2019. Since February 2018, Dr. Patti has been the President of JB Biotech Advisors, Inc., which provides strategic growth and drug development advice to emerging biotechnology companies. Since April 2024, Dr. Patti has been the President, Chief Executive Officer, and director of FibroNox, Inc. From June 2022 to June 2023, Dr. Patti served as a director and President and Chief Executive Officer of Evecxia Therapeutics, Inc. Dr. Patti was Executive Chairman of AgilVax, Inc. from November 2018 to August 2019, when he was appointed President and Chief Executive Officer and director and served in such positions until July 2021. Dr. Patti served as Aviragen Therapeutics, Inc.’s Executive Vice President of Corporate Development and Strategy from November 2012 to October 2014, when he was appointed as a director and President and Chief Executive Officer of the company. He served in those roles until February 2018, when Aviragen merged with Vaxart, Inc. Before joining Aviragen, Dr. Patti co-founded Inhibitex, Inc. in 1994 and served as its Chief Scientific Officer and Senior Vice President of Research and Development from 2007 until Bristol Myers Squibb acquired it in February 2012. He also served as its Chief Scientific Officer and Vice President of Research and Development from 2005 to 2007 and as Vice President of Preclinical Development. Dr. Patti was a director of Inhibitex from 1998 to 2005. Before co-founding Inhibitex, Dr. Patti was an Assistant Professor at Texas A&M’s Institute of Biosciences and Technology and served on the faculty at the University of Texas Health Science Center Graduate School of Biomedical Sciences. Dr. Patti received a B.S. in Microbiology from the University of Pittsburgh, an M.S.P.H. from the University of Miami School of Medicine, and a Ph.D. in Biochemistry from the University of Alabama at Birmingham. Dr. Patti was a director of SciStem Therapeutics, Inc., a privately held biotechnology company, from 2012 to 2015.

Director Qualifications. Dr. Patti was selected as a director because of his scientific knowledge and background, and experience in developing numerous preclinical and clinical biopharmaceutical product candidates, as well as his senior management experience over the past decade in developing and implementing the business and financial strategies of emerging, publicly-traded biopharmaceutical companies and serving as a public company director.

Sarah J. Schlesinger, M.D. has served as a member of our Board of Directors since February 2020. She also currently serves as a member of the board of directors of Innoviva, Inc. and serves on its Compensation Committee and as chairperson of its Nominating/Corporate Governance Committee. Dr. Schlesinger is an Associate Professor of Clinical Investigation at Rockefeller University and Senior Attending Physician at Rockefeller University Hospital. She is also President of the Rockefeller University Medical Staff. Dr. Schlesinger was the Clinical Director of the laboratory of Dr. Ralph Steinman (Nobel Laureate 2011) from 2002 until his death in 2011. Dr. Schlesinger led the Dendritic Cell section of the Division of Retrovirology at the Walter Reed Army Institute of Research and was also a member of the Division of Infectious and Parasitic Disease Pathology at the Armed Forces Institute of Pathology from 1994 to 2002. In 2002, Dr. Schlesinger rejoined Rockefeller University and began working with the International AIDS Vaccine Initiative as a Scientist in Vaccine Research and Design. Dr. Schlesinger has been a member of Rockefeller University Hospital’s Institutional Review Board (“IRB”) (Ethics Committee) since 2003 and previously served as IRB’s vice-chairperson. In 2017, Dr. Schlesinger assumed the position of chairperson of the IRB. She is currently the director of the education and training programs at Rockefeller University Center for Clinical and Translational Science and serves on the Medical Staff Executive Committee of Rockefeller University Hospital. Dr. Schlesinger previously served on the board of three non-profit organizations: the AIDS Vaccines Advocacy Coalition, Global Viral and The Hastings Center, the pre-eminent center for the study of bioethics. Dr. Schlesinger currently serves on the board of the Albert Einstein College of Medicine. Dr. Schlesinger served as an independent corporate director of Ariad Pharmaceuticals from 2013 until its sale to Takeda Pharmaceutical Company Limited in 2017. She also served as an independent corporate director of The Medicines Company from 2018 until its acquisition by Novartis in 2020. Dr. Schlesinger has a B.A. from Wellesley College and an M.D. from Rush Medical College in Chicago, Illinois. She trained in Anatomic Pathology at The New York Hospital where she served as Chief Resident.

Director Qualifications. Dr. Schlesinger has demonstrated leadership in her field and her substantial knowledge of our industry contributed to our conclusion that she should serve as a director. Dr. Schlesinger was selected as a director because of her extensive leadership experience with biotechnology companies and her in-depth knowledge of the industry, as well as her experience serving on the boards of directors of various public and private companies.

Selection of Certain Directors

Drs. Schlesinger and Kostas were appointed to the Board of Directors in February 2020 as director designees of Innoviva, Inc. (collectively, with its subsidiaries, “Innoviva”) pursuant to that certain Investor Rights Agreement, dated as of February 12, 2020 (the “Investor Rights Agreement”), which was amended and restated on January 26, 2021 and again amended and restated on February 9, 2022. On April 1, 2021, Mr. Haimovitz replaced Dr. Schlesinger as the Innoviva director designee; however, Dr. Schlesinger continues to serve on the Board of Directors. The Board of Directors also voted that Dr. Schlesinger remain on the Board of Directors though she will not be a director designated by Innoviva. Dr. Kostas will continue to serve as a designated director of Innoviva. The Investor Rights Agreement provides that for so long as Innoviva and its affiliates hold at least 12.5% of the outstanding shares of our common stock on a fully-diluted basis, Innoviva shall have the right to designate two directors to the Board of Directors, and for so long as Innoviva and its affiliates hold at least 8% but less than 12.5% of the outstanding shares of our common stock on a fully-diluted basis, Innoviva shall have the right to designate one director to the Board of Directors, in each case, subject to certain qualifications and conditions in the Investor Rights Agreement. The Investor Rights Agreement also provides for the right for Innoviva to participate in future offerings of equity securities by the Company.

The Board of Directors Recommends
a Vote “For” each Named Nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NYSE American exchange listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE American exchange, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the Board has affirmatively determined that all of the director nominees, except for Deborah Birx, are independent directors within the meaning of the applicable NYSE American exchange listing standards. In making this determination, our Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. The Board of Directors concluded that Dr. Birx is not an independent director within the meaning of the applicable NYSE American exchange listing standards. Dr. Birx is not an independent director under these rules given her role as our Chief Executive Officer.

As required under applicable NYSE American exchange rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Our Bylaws provide that the Board of Directors will consist of not less than one nor more than nine members, as fixed from time to time by a resolution of the Board of Directors. The authorized size of our Board of Directors is currently eight members.

Board Leadership Structure

Our Board of Directors has an independent Chair, Robin C. Kramer, who has authority, among other things, to call and preside over board meetings, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Accordingly, the Chair has substantial ability to shape the work of the Board of Directors. We have a separate chair for each committee of the Board of Directors. As a general policy, the Board of Directors believes that separation of the positions of Chair and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. We expect and intend the positions of Chair of the Board of Directors and Chief Executive Officer to continue to be held by separate individuals in the future.

Role of the Board in Risk Oversight

One of the principal functions of our Board of Directors is to provide oversight concerning the assessment and management of risk related to our business. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to fundamental financial and business strategies and major corporate activities.

While the Board of Directors oversees our risk management, our management is responsible for day-to-day risk management processes, including, without limitation, strategic, operational, financial, regulatory and cyber-security risks that may exist from time to time. The Board of Directors expects management to consider the risks of, and risk management in, each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Board of Directors and its committees. In connection with this responsibility, members of management provide regular reports to the Board of Directors regarding business operations and strategic planning, financial planning and budgeting and regulatory matters, including any material risk to our company related to such matters. Although the Board of Directors does not have a formal risk oversight policy, the Board of Directors does, as a whole and through its various committees, oversee the proper functioning of our internal risk management processes. In its risk oversight role, the Board of Directors evaluates whether management has reasonable controls in place to address material risks we currently face and those we may face in the future.

The Board of Directors has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

●	The Audit Committee is primarily responsible for overseeing our financial risk management processes on behalf of the Board of Directors. The Audit Committee is responsible for discussing our overall risk assessment and risk management policies with management and our independent registered public accounting firm, as well as our plans to monitor and control any financial risk exposure. The Audit Committee is also responsible for primary risk oversight related to our internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. In addition, the Audit Committee reviews all related-person transactions, including the risks related to those transactions impacting our company. The Audit Committee further oversees the Company’s cybersecurity programs and policies, as well as monitors cybersecurity risks and potential breach incidents. Going forward, we expect that the Audit Committee will receive reports from management regarding its assessment of risks at least quarterly.
●	The Compensation Committee oversees our compensation programs and reviews the conduct incentivized by those programs, including any impact on risk-taking by our executive officers and employees.
●	The Nominating and Corporate Governance Committee oversees the organization, membership and structure of our Board of Directors and our corporate governance practices. The committee members report to the full Board of Directors on material developments in their areas of oversight.
●	The Special Committee evaluates strategic transactions which may involve Innoviva, Inc. or affiliates thereof.

We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of our Board of Directors in its oversight of our business and affairs, supports this approach.

The Board of Directors and its committees meet at regularly scheduled and special meetings throughout the year at which management reports to the board concerning the results of our risk management activities, as well as external changes that may change the levels of business risk to which we are exposed. At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board of Directors regarding the matters reported and discussed at any committee meetings, including any matters related to risk assessment or risk management. Upon the request of the committees, our principal executive officer and principal financial officer attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Meetings of the Board of Directors

During 2025, our Board of Directors met eight times, the Audit Committee met eight times, the Compensation Committee met one time, the Nominating and Corporate Governance Committee met one time, and the Special Committee met seven times. Each Board member attended 75% or more of the total number of meetings of the Board and of the committees on which he or she served, that were held during the portion of the last fiscal year for which he or she was a director or committee member.

As required under applicable NYSE American exchange listing standards, during 2025, our independent directors met on a regular basis in executive session without the presence of non-independent directors and management.

Each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for and attend and participate in all Board meetings and meetings of Board committees on which he or she serves. In addition, the independent directors meet regularly in executive session without the presence of management.

Policy Concerning Director Attendance at Annual Meetings of Shareholders

There is no formal policy as to their attendance at annual meetings of shareholders, and in the past our directors have not been present for such meetings.

Information Regarding Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Special Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a written charter, the adequacy of which each respective committee regularly reviews and reassesses. A copy of each charter is available under the heading “Corporate Governance” of the Investor Relations section of our website at https://investor.armatapharma.com/corporate-governance. Our Board of Directors may establish additional committees from time to time in accordance with our Bylaws.

As of April 17, 2026, the record date, the membership of the standing committees was as follows:

Name	Audit	Compensation	Nominating and Corporate Governance	Special Committee
Jules Haimovitz
Odysseas Kostas, M.D.			X
Robin C. Kramer	X*			X
Joseph M. Patti, Ph.D.		X*	X	X*
Todd C. Peterson, Ph.D.	X			X
Sarah J. Schlesinger, M.D.		X	X*
*	Committee Chair.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NYSE American exchange rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Board of Directors reviews the NYSE American exchange listing standards definition of “independence” for Audit Committee members on an annual basis and has determined that each of the members of our Audit Committee, as of the record date, satisfies the NYSE American exchange listing requirements and SEC independence requirements.

Our Board of Directors has determined that Ms. Kramer qualifies as an “audit committee financial expert” within the meaning of SEC regulations. In making this determination, our Board of Directors has considered Ms. Kramer’s formal education and previous and current experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

The primary purpose of the Audit Committee is to oversee our corporate accounting and financial reporting processes and audits of its financial statements. The functions of the Audit Committee include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors and to present its conclusion to our Board of Directors;
●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
●	monitoring the rotation of partners of our independent auditors on our audit engagement team, including the lead (or coordinating) audit partner (having primary responsibility for the audit), and assuring the regular rotation of the lead audit partner, as required by law, and confirming with any independent auditor retained to provide audit services that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscals years of the Company and that the firm meets all legal and professional requirements for independence;

●	prior to engagement of any independent auditor, and, at least annually thereafter, reviewing relationships that may reasonably be thought to bear on the auditor’s independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;
●	reviewing our annual and quarterly financial statements and reports, including disclosures relating to Environmental, Social, and Governance and disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;
●	reviewing with our independent auditors and management, as appropriate, (i) all critical accounting policies and practices to be used in the audit; (ii) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (iii) other material written communications between the auditors and management;
●	reviewing (i) significant issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, (ii) analyses prepared by management and/or the auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (iii) the effect of regulatory, legal and accounting initiatives or developments, as well as off-balance sheet structures, on the Company’s financial statements;
●	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding internal accounting controls, accounting or auditing matters and other matters;
●	preparing the report that the SEC requires in our annual proxy statement;
●	reviewing the reports prepared by management and assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under the rules of the SEC;
●	reviewing, approving or prohibiting, and providing oversight of any related-person transactions in accordance with our related-person transactions policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;
●	reviewing the Company’s overall enterprise risk management framework, including the Company’s overall risk exposures and the Company’s processes around the management and monitoring of such risks, and the allocation of responsibilities for specific risk areas across the Company’s management, the Board and committees of the Board;
●	discussing with the Company’s management the Company’s major financial, financial information security (including cybersecurity), legal, reporting and compliance risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies and guidelines;
●	reviewing on a periodic basis our investment policy; and
●	reviewing and evaluating on an annual basis its own performance, including its compliance with its charter.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report is furnished by the current Audit Committee of the Board of Directors with respect to our financial statements for the year ended December 31, 2025.

One of the purposes of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements. Our management is responsible for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report on its audit.

Ernst & Young was the independent registered public accounting firm for our financial statements audited pursuant to PCAOB standards for the years ended December 31, 2025 and 2024.

As of the record date, the current Audit Committee of the Board of Directors with respect to Armata’s financial statements consists of Ms. Kramer (Chair) and Dr. Peterson.

Audited Financial Statements

Ernst & Young was the independent registered public accounting firm for our financial statements audited pursuant to PCAOB standards for the years ended December 31, 2025 and 2024. The Audit Committee discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the PCAOB regarding communications with audit committees concerning independence. The Audit Committee discussed the independence of Ernst & Young and concluded that Ernst & Young was independent from Armata and management.

In performing its oversight role, the Audit Committee reviewed and discussed our audited financial statements for the years ended December 31, 2025 and 2024 with management and Ernst & Young. Based on the foregoing, the current Audit Committee recommended to the Board that the audited financial statements for the years ended December 31, 2025 and 2024 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

The foregoing report has been furnished by the current Armata Audit Committee.

Robin C. Kramer (Chair)
Todd C. Peterson, Ph.D.

Compensation Committee

Our Board of Directors has determined that each of the members of our Compensation Committee is a “non-employee director”, as defined in Rule 16b-3 promulgated under the Exchange Act, an “outside director”, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and satisfies the NYSE American exchange listing independence requirements.

The functions of this committee include, among other things:

●	reviewing, modifying and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;
●	reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the compensation and other terms of employment of our executive officers, including the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers;
●	reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;
●	reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;
●	evaluating (including, if it deems appropriate, with the input of some or all of the other members of the Board of Directors) risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;
●	reviewing and making recommendations to the full Board of Directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;
●	administering our equity incentive plans;
●	establishing policies with respect to equity compensation arrangements;
●	establishing policies with respect to votes by our shareholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation, to the extent required by law;
●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;
●	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
●	reviewing the adequacy of its charter on a periodic basis;
●	reviewing with management and approving our compensation-related disclosures and related tables in our periodic reports or proxy statements to be filed with the SEC;
●	preparing the report that the SEC requires in our annual proxy statement, if required by then-applicable SEC rules;
●	reviewing executive officer succession planning, as necessary, reporting its findings and recommendations to the Board, and working with the Board in evaluating potential successors to executive officer positions;
●	reviewing and approving, to the extent it deems necessary, the terms of any compensation “clawback” or similar policy (including as may be required by applicable law) or agreement between the Company and its executive officers or other employees subject to Section 16 of the Exchange Act for recovering incentive-based compensation;
●	administering any clawback policy approved;
●	reviewing and assessing on an annual basis its own performance; and
●	fulfilling such other duties as may be delegated to the Compensation Committee from time to time by the Board.

Compensation Committee Processes and Procedures

Generally, the Compensation Committee meets annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session.

However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief

Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his or her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. Other than in-house legal counsel and certain other types of advisors, the Compensation Committee may retain such consultants or advisors only after taking into consideration six factors, prescribed by the SEC and NYSE American exchange, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to select or retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the fourth quarter of the preceding year or during the first quarter of the year, following an evaluation of calendar year results. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his or her performance is conducted by the Compensation Committee, which determines any adjustments to his or her compensation, as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, if any, including analyses of executive and director compensation paid at other peer companies identified by the consultant.

Nominating and Corporate Governance Committee

Our Board of Directors has determined that each of the members of this committee satisfies the NYSE American exchange listing independence requirements. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things:

●	identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;
●	assessing the performance of management and the Board of Directors, including board committees, seeking input from senior management, the full Board of Directors and others, which assessment shall include, among other things, an evaluation of the board’s contribution as a whole and overall board composition and makeup, including the reelection of current board members;
●	evaluating, nominating and recommending individuals for membership on our Board of Directors;
●	evaluating candidates for appointment to the board of directors of subsidiaries of the Company, and making recommendations to the Board regarding such appointment;
●	evaluating nominations by shareholders of candidates for election to our Board of Directors;
●	considering and assessing the independence of members of our Board of Directors;

●	developing a set of corporate governance policies and principles, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;
●	reviewing the adequacy of its charter on an annual basis; and
●	reviewing and assessing on an annual basis its own performance.

The Nominating and Corporate Governance Committee believes that candidates for director should, both individually and collectively, have the integrity, experience, judgment, commitment (including having sufficient time to devote to us and a sufficient level of participation), skills and expertise appropriate for our Company. The Nominating and Corporate Governance Committee strives to identify and recruit individuals whose talents, experiences and backgrounds enhance the inclusive environment in which the Board currently functions. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee may consider our current needs and the needs of our Board of Directors, to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE American exchange purposes, which determination is based upon applicable NYSE American exchange listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may use its network of contacts to compile a list of potential director candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate was recommended by a shareholder. As provided in the Current Report filed on Form 8-K on April 2, 2026, for a shareholder’s written recommendations to be timely presented at this annual meeting, it must have been received by our Secretary at our principal executive offices at 5005 McConnell Avenue, Los Angeles, California 90066 by April 12, 2026. Submissions must include the name and address of the shareholder on whose behalf the submission is made; the number of shares of our common stock that are owned beneficially by such shareholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

Special Committee

The Special Committee is comprised of independent directors who are not affiliated with Innoviva, Inc. The committee investigates, evaluates, and, as applicable, provides recommendations to the Company’s Board regarding financing, credit support and other kinds of potential strategic transactions which may involve Innoviva, Inc., the Company’s largest shareholder.

Shareholder Communications with the Board of Directors

The Company’s Board of Directors has adopted a formal process by which shareholders may communicate with the Board or any of its committees or directors. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of the Company at Armata Pharmaceuticals, Inc., 5005 McConnell Avenue, Los Angeles, California 90066. All communications will be compiled and reviewed by the Secretary of the Company, who will determine whether the communication should be presented to the Board, committee or individual director, as applicable. Communications approved by the Secretary will be submitted to the Board of Directors, its committees, or the individual directors on a periodic basis. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Open

Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters (the “Whistleblower Policy”), discussed below, will be treated in accordance with that policy.

Any interested person may, however, communicate directly with the Chair or the independent directors as a group. Persons interested in communicating directly with the independent directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the independent directors generally, in care of Armata Pharmaceuticals, Inc. at 5005 McConnell Avenue, Los Angeles, California 90066. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chair of the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee.

Code of Ethics

We have adopted a written code of business conduct and ethics (the “Code of Business Conduct”) that applies to all directors, officers and employees of the Company, including any principal executive officer, principal financial officer or principal accounting officer of the Company. The Code of Business Conduct is available on our internet website at www.armatapharma.com. If we ever were to amend or waive any provision of the Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our internet website set forth above rather than filing a Form 8-K.

Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters

We have adopted the Whistleblower Policy to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters.

Insider Trading Policy

We have adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale and other dispositions of the Company’s securities that applies to all Company personnel, including directors, officers, employees, and other covered persons. Pursuant to our Insider Trading Policy, hedging or monetization transactions, such as zero-cost collars, forward sale contracts and others, require pre-clearance from our Chief Executive Officer or Principal Financial Officer, before any of our directors, officers, employees, or other covered persons may enter into such transactions. We also follow procedures for the repurchase of our securities. We believe that our Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.

PROPOSAL 2

Advisory, Non-Binding Vote to Approve the Compensation of Our Named Executive Officers

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Our compensation programs are designed to effectively align our executives’ interests with the interests of our shareholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our shareholders. Shareholders are urged to read the section titled “Executive Compensation” in this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. Our Compensation Committee believes that the objectives of our executive compensation program, as they relate to our named executive officers, are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, our Compensation Committee believes that our executive compensation program, as it relates to our named executive officers, achieves an appropriate balance between fixed compensation and variable incentive compensation. Our Board of Directors and our Compensation Committee believe that our policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goal. Accordingly, we are asking our shareholders to approve the compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Based on the above, we request that shareholders indicate their support, on a non-binding advisory basis, for the compensation of our named executive officers as described in this Proxy Statement by voting “FOR” the following resolution:

“RESOLVED, that the shareholders of Armata Pharmaceuticals, Inc. approve, on an advisory basis, the compensation paid to Armata Pharmaceuticals, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Executive Compensation section, the compensation tables and the narrative discussion in Armata Pharmaceuticals, Inc.’s 2026 proxy statement.”

As an advisory vote, this Proposal 2 is non-binding. Although the vote is non-binding, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors Recommends
a Vote “For” Proposal 2.

PROPOSAL 3

Advisory, Non-Binding Vote on the Frequency of Future Advisory, Non-Binding Votes to Approve the Compensation of Our Named Executive Officers

Section 14A of the Exchange Act provides that shareholders must be given, not less than once every six years, the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future non-binding advisory votes to approve the compensation of our named executive officers, as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote to approve the compensation of our named executive officers. The last time that the Company conducted this so-called “say-on-pay frequency” vote was on December 8, 2020, where over 91.2% of votes cast (disregarding abstentions and broker non-votes) voted in favor of conducting “say-on-pay” votes every year.

By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future non-binding advisory votes to approve the compensation of our named executive officers every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal. Our Board of Directors has determined that an advisory vote to approve the compensation of our named executive officers every year will enable our shareholders to provide the Company with input regarding the compensation of our named executive officers on a timely basis.

Shareholders will not be voting to approve or disapprove of the recommendation of our Board of Directors. The proxy card provides shareholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years, or abstaining). The option that receives the highest number of votes from the voting power of shares of our common stock present in person or by proxy at the meeting and entitled to vote thereon will be deemed to be the frequency preferred by our shareholders. Abstentions and broker non-votes will have no effect on this proposal.

As an advisory vote, this proposal will not be binding on the Company, our Board of Directors or our Compensation Committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board of Directors. Our Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold a non-binding advisory vote on our named executive officer compensation more or less frequently than the option approved by our shareholders. Notwithstanding the non-binding advisory nature of this vote, the Company recognizes that the shareholders may have different views as to the best approach for the Company and looks forward to hearing from shareholders as to their preferences on the frequency of a non-binding advisory vote on executive compensation.

The frequency of one year, two years or three years that receives the affirmative vote of a majority of votes cast will be deemed to be the recommended frequency, on an advisory, non-binding basis, of future advisory votes on the compensation of our named executive officers. You may vote for a frequency of future shareholder votes on executive compensation of every “One Year,” “Two Years,” or “Three Years” or “Abstain.” If no frequency receives the majority of the foregoing vote, then we will consider the option of one year, two years or three years that received the highest number of votes cast to be the frequency recommended by shareholders. Abstentions and broker non-votes will not affect the outcome of this proposal, other than counting towards the quorum of the Annual Meeting.

The Board of Directors Recommends
a Vote for the Option of “One Year” for Proposal 3.

PROPOSAL 4

Ratification of Selection of Independent Registered Public Accounting Firm

Proposal to Ratify Appointment of Ernst & Young LLP

The Audit Committee of the Board of Directors has selected Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the shareholders at the meeting. Ernst & Young served as the independent registered public accounting firm for AmpliPhi from January 20, 2015 until the completion of the Merger and has continued to serve in such role for Armata following the Merger. The Merger was treated as a reverse acquisition for accounting purposes and, as such, the historical financial statements of the accounting acquirer, C3J, have become Armata’s historical financial statements.

Representatives of Ernst & Young are expected to be available at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

In order for Proposal 4 to be approved, the number of shares cast “For” the proposal must exceed the number of shares cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote.

Principal Accountant Fees and Services

The following table represents aggregate fees incurred for Ernst & Young services for the years ended December 31, 2025 and 2024:

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2025	December 31, 2024
Armata Pharmaceuticals, Inc.
Audit Fees	$801,000	$590,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	10,000
Total	$801,000	$600,000

Representatives of Ernst & Young attended the majority of the meetings of the Audit Committee occurring during the years ended December 31, 2025 and 2024.

Pre-Approval Policies and Procedures

The Audit Committee approves in advance the engagement and fees of the independent registered public accounting firm for all audit services and non-audit services, based upon independence, qualifications and, if applicable, performance. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee the authority to grant pre-approvals for audit and permitted non-audit services, up to specific amounts. All audit services provided by Ernst & Young for the periods presented were pre-approved by the Audit Committee.

Ability to Continue as a Going Concern

The report of Ernst & Young on the consolidated financial statements of Armata Pharmaceuticals, Inc. for the fiscal year ended December 31, 2025, included in Armata’s Annual Report on Form 10-K, filed on March 25, 2026, stated that Armata has suffered recurring losses and negative cash flows from operations, which raised substantial doubt about Armata’s ability to continue as a going concern. Other than the foregoing, Ernst & Young’s report on our financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified as to audit scope or accounting principles.

The Board of Directors Recommends
a Vote “For” Proposal 4.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of the record date.

Name	Age	Position(s)
Deborah L. Birx, M.D.	70	Chief Executive Officer and Director
David D. House	42	Senior Vice President, Finance and Principal Financial Officer
Pierre Kyme, Ph.D.	48	Chief Business Officer

Deborah L. Birx, M.D. has served as our Chief Executive Officer since July 2023. Prior to her appointment as Chief Executive Officer of the Company, Dr. Birx resigned as a member of the Board of Directors of Innoviva, Inc., the Company’s largest shareholder, a position she assumed in March 2021. Dr. Birx recently served as the response coordinator of the White House Coronavirus Task Force, where she made recommendations to the vice president using data integration to drive decision making, as well as worked closely with state officials across the country to provide state-specific advice and guidance. In 2014, Dr. Birx became an Ambassador-at-Large, when she assumed the role of the Coordinator of the United States Government Activities to Combat HIV/AIDS and U.S. Special Representative for Global Health Diplomacy (a $6 billion per year program), a position she served in until January 2021. As the U.S. Global AIDS Coordinator, Dr. Birx oversaw the President’s Emergency Plan for AIDS Relief (PEPFAR), the largest commitment by any nation to combat a single disease in history, at the CDC as well as all U.S. Government engagement with the Global Fund to Fight AIDS, Tuberculosis and Malaria. From 2005 until 2014, Dr. Birx served successfully as the Director of CDC’s Division of Global HIV/AIDS (DGHA) in the CDC Center for Global Health where she developed ISO and CAP certified laboratories across the globe. From 1996 until 2005, she served as the Director of the U.S. Military HIV Research Program (USMHRP) at the Walter Reed Army Institute of Research directing research and development of HIV vaccines through full Phase III trials, including GLP and GMP manufacturing. During this time, she also rose to the rank of Colonel. Then known as Colonel Birx, she was awarded three prestigious U.S. Meritorious Service Medals and the Legion of Merit Award for her groundbreaking research, leadership and management skills during her tenure at the Department of Defense (DoD). In 1985, Dr. Birx began her career with the DoD as a military trained clinician in cellular immunology, focusing on HIV/AIDS vaccine research. Dr. Birx has published over 230 manuscripts in peer-reviewed journals, authored nearly a dozen chapters in scientific publications, as well as developed and patented vaccines. Dr. Birx currently serves as a member of the Board of Directors of Nanolive SA.

Dr. Birx received her medical degree from the Hershey School of Medicine, Pennsylvania State University in 1980 and her B.S. from Houghton College in 1976. Dr. Birx is board certified in internal medicine, allergy and immunology, and diagnostic and clinical laboratory immunology. Dr. Birx is a world-renowned medical expert and leader whose long career has focused on clinical and basic immunology, infectious diseases, pandemic preparedness, vaccine research, and global health.

David D. House has served as our Senior Vice President, Finance and Principal Financial Officer since August 2024. Before joining the Company, Mr. House, served as Corporate Controller and Vice President of Accounting at ZO Skin Health, Inc., a multi-channel physician-dispensed skincare company, from October 2018 to May 2024. At ZO Skin Health, he led global accounting operations, managed financial reporting, and played a crucial role in the company’s acquisition by Blackstone. He also established international subsidiaries and oversaw financial integration for mergers and acquisitions. Mr. House’s experience includes similar financial leadership roles at Peregrine Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company, and Avid Bioservices, Inc. (CDMO), a contract development and manufacturing organization where he served as Controller and was responsible for implementing ASC 606, managing technical accounting, and conducting SEC reporting. His career also includes roles at Viant, Inc. (DSP), Sourcing Solutions, LLC, and Apria Healthcare (APR), where he held various accounting and financial management positions. In the early stages of his career, Mr. House worked as a Senior Auditor at Windes, a public accounting firm. There, he managed comprehensive audits for public, private, and not-for-profit entities and contributed to SEC filings and internal control evaluations.

Mr. House holds a Bachelor of Arts in Business Administration with an Accounting concentration from California State University, Fullerton. He obtained his California CPA license on January 5, 2011, which is currently inactive.

Pierre Kyme, Ph.D., was appointed Chief Business Officer of Armata in June 2024. Dr. Kyme also currently serves as a member of the boards of directors of Armata’s Australian subsidiaries. Dr. Kyme is devoted to Armata’s business and corporate development activities, a role that started at C3J Therapeutics in 2015. Previously, Dr. Kyme served as a lead Scientist and Director of Product Development at C3J Therapeutics from 2012, leading a team that set strategy and delivered key data essential for advancing a lead antimicrobial molecule through Phase 2 human clinical trials. He also contributed to the company’s pipeline programs, providing medical and commercial rationale to justify pipeline expansion. Prior to joining Armata, Dr. Kyme spent five years maturing his drug development career at Cedars-Sinai Medical Center leading project teams from concept through preclinical research in infectious disease and immunology. In this capacity, he worked closely with the Technology Transfer Office, and was the recipient of the Malaniak Award for Excellence in Research. Prior to this, in partnership with Qiagen Pty. Ltd., Dr. Kyme worked at Sydney’s Millennium Institute, as part of a priority national grant for urgent research into avian influenza. Dr. Kyme has also served as Scientific Advisor for the Australia Desk and Life Sciences & Healthcare Practice at Cappello Global, a boutique investment bank, and as consultant analyst to a global specialist life sciences investment firm, evaluating multiple therapeutic areas. His work contributed to a $60 million capital raising for a private U.S. oncology biotech, which in 2012 initiated the world’s largest Phase 3 human clinical trial for a melanoma vaccine. Dr. Kyme earned his Ph.D. in Medicine from the University of Sydney, Australia, the bulk of which was accomplished as an invited scholar at the University of Tübingen, Germany. He completed his postdoctoral training at the Michael Smith Laboratories in Vancouver, Canada, under an $8 million grant from the Gates Foundation Grand Challenges in Global Health initiative, developing Innate Defense Regulators in partnership with Inimex Pharmaceuticals (acquired by Soligenix).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the record date regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
●	each of our directors;
●	each of our named executive officers; and
●	all of our current executive officers and directors as a group.

The percentage ownership information in the table below is based on 36,695,155 shares of common stock outstanding as of April 17, 2026.

Information with respect to beneficial ownership provided in the table below is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G and Form 4 filed with the SEC. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before June 16, 2026, which is 60 days after April 17, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Armata Pharmaceuticals, Inc., 5005 McConnell Avenue, Los Angeles, California 90066.

	Beneficial Ownership
	Number of		Percent of
Beneficial Owner	Shares		Total
Greater than 5% Shareholders
Innoviva, Inc.	60,699,915	(1)	83.9%
Directors and Named Executive Officers
Deborah L. Birx	362,458	(2)	*
Daniel B. Gilmer, Ph.D.	-		*
Jules Haimovitz	60,894,556	(3)	84.0%
Odysseas D. Kostas, M.D.	60,942,939	(4)	84.0%
Robin C. Kramer	222,641	(5)	*
Joseph M. Patti, Ph.D.	243,024	(6)	*
Todd C. Peterson, Ph.D.	243,024	(7)	*
Sarah J. Schlesinger, M.D.	60,942,939	(8)	84.0%
Pierre Kyme	161,461	(9)	*
David House	25,000	(10)	*
All current executive officers and directors as a group (10 persons)(11)	62,638,212		84.5%
*	Represents beneficial ownership of less than 1%.
(1)	The shares listed are based on the shares reported on a Schedule 13D/A filed with the SEC on January, 26, 2026, with respect to shares of Common Stock held by Innoviva, Inc. and Innoviva Strategic Opportunities, LLC (“Innoviva Sub”) and other information available to the Company. Includes (i) 8,710,800 shares of Common Stock held by Innoviva, Inc.; (ii) 16,365,969 shares of Common Stock held by Innoviva Sub; (iii) 10,653,847 shares of Common Stock issuable upon exercise of the warrants to purchase Common Stock held by Innoviva Sub; and (iv) 24,969,299 shares of Common Stock issuable to Innoviva Sub upon the conversion of a certain convertible loan

(including accrued interest as of April 17, 2026). The principal business address of the reporting persons is c/o Innoviva, Inc., 1350 Old Bayshore Highway, Suite 400, Burlingame, CA 94010. Innoviva designated Jules Haimovitz and Odysseas Kostas, M.D. to serve on our Board. Additionally, Sarah Schlesinger, M.D., is a member of the board of directors of Innoviva. As such, solely for purposes of Section 16 of the Exchange Act of 1934, as amended, Innoviva, Inc. and Innoviva Sub may be deemed to be directors by deputization. For purposes of the exemption under Rule 16b-3 promulgated under the Exchange Act, the Board approved the acquisition of any direct or indirect pecuniary interest in any shares of common stock, including any shares of common stock issuable upon the exercise of the aforementioned warrants.
(2)	Consists of (i) 82,458 shares of Common Stock issued upon Restricted Stock Units vested during 2024, 2025 and 2026 and (ii) 280,000 shares of Common Stock that Dr. Birx has the right to acquire from us within 60 days of April 17, 2026 pursuant to the exercise of stock options. Does not include 130,000 shares of unvested Restricted Stock Units that do not vest within 60 days of April 17, 2026 or entitle Dr. Birx to vote.
(3)	Consists of (i) 194,641 shares of Common Stock that Mr. Haimovitz has the right to acquire from us within 60 days of April 17, 2026 pursuant to the exercise of stock options; (ii) 8,710,800 shares of Common Stock held by Innoviva, Inc.; (iii) 16,365,969 shares of Common Stock held by Innoviva Sub; (iv) 10,653,847 shares of Common Stock issuable upon exercise of the warrants to purchase Common Stock held by Innoviva Sub; and (v) 24,969,299 shares of Common Stock issuable to Innoviva Sub upon the conversion of a certain convertible loan (including accrued interest as of April 17, 2026). Innoviva, Inc. and Innoviva Sub are entities with which Mr. Haimovitz is affiliated due to his position as a director of Innoviva, Inc. Mr. Haimovitz may be deemed to have shared voting and dispositive power over the shares beneficially owned by Innoviva, Inc. and Innoviva Sub, but disclaims such beneficial ownership except to the extent of their pecuniary interest therein, if any.
(4)	Consists of (i) 243,024 shares of Common Stock that Dr. Kostas has the right to acquire from us within 60 days of April 17, 2026 pursuant to the exercise of stock options; (ii) 8,710,800 shares of Common Stock held by Innoviva, Inc.; (iii) 16,365,969 shares of Common Stock held by Sub; (iv) 10,653,847 shares of Common Stock issuable upon exercise of the warrants to purchase Common Stock held by Innoviva Sub; and (v) 24,969,299 shares of Common Stock issuable to Sub upon the conversion of a certain convertible loan (including accrued interest as of April 17, 2026). Innoviva, Inc. and Innoviva Sub are entities with which Dr. Kostas is affiliated due to his position as a director designee of Innoviva, Inc. under the Investor Rights Agreement. Dr. Kostas may be deemed to have shared voting and dispositive power over the shares beneficially owned by Innoviva, Inc. and Innoviva Sub, but disclaims such beneficial ownership except to the extent of their pecuniary interest therein, if any.
(5)	Consists of 222,641 shares of Common Stock that Ms. Kramer has the right to acquire from us within 60 days of April 17, 2026, pursuant to the exercise of stock options.
(6)	Consists of 243,024 shares of Common Stock that Dr. Patti has the right to acquire from us within 60 days of April 17, 2026, pursuant to the exercise of stock options.
(7)	Consists of 243,024 shares of Common Stock that Dr. Peterson has the right to acquire from us within 60 days of April 17, 2026, pursuant to the exercise of stock options.
(8)	Consists of (i) 243,024 shares of Common Stock that Dr. Schlesinger has the right to acquire from us within 60 days of April 17, 2026 pursuant to the exercise of stock options; (ii) 8,710,800 shares of Common Stock held by Innoviva, Inc.; (iii) 16,365,969 shares of Common Stock held by Innoviva Sub; (iv) 10,653,847 shares of Common Stock issuable upon exercise of the warrants to purchase Common Stock held by Innoviva Sub; and (v) 24,969,299 shares of Common Stock issuable to Innoviva Sub upon the conversion of a certain convertible loan (including accrued interest as of April 17, 2026). Innoviva, Inc. and Innoviva Sub are entities with which Dr. Schlesinger is affiliated due to her position as a director of Innoviva, Inc. Dr. Schlesinger may be deemed to have shared voting and dispositive power over the shares beneficially owned by Innoviva, Inc. and Innoviva Sub, but disclaims such beneficial ownership except to the extent of their pecuniary interest therein, if any.
(9)	Consists of (i) 4,461 shares of Common Stock issued upon Restricted Stock Units that have vested, and (ii) 157,000 shares of Common Stock that Dr. Kyme has the right to acquire from us within 60 days of April 17, 2026 pursuant to the exercise of stock options. Does not include 5,000 shares of unvested Restricted Stock Units that do not vest within 60 days of April 17, 2026 or entitle Dr. Kyme to vote.
(10)	Consists of 25,000 shares of Common Stock that Mr. House has the right to acquire from us within 60 days of April 17, 2026, pursuant to the exercise of stock options.

(11)	Represents beneficial ownership of our common stock held by our current directors and current executive officers as a group as of April 17, 2026, including any options and warrants exercisable within 60 days of April 17, 2026. Dr. Birx and Dr. Kyme are the only current directors or executive officers who beneficially own shares of Common Stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2025 with respect to our equity compensation plans:

Number of
securities
remaining
available for
future
		Weighted-	issuance
	Number of	average	under equity
	shares	exercise	compensation
	underlying	price of	plans
	outstanding	shares	(excluding
	options	underlying	securities
	and restricted	outstanding	reflected in
Plan Category	stock units	options	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2016 Equity Incentive Plan	4,956,421	$3.22	3,986,228
2016 Employee Stock Purchase Plan	—	—	14,032
Equity compensation plans not approved by security holders	—	—	—
Total	4,956,421	$3.22	4,000,260
(a)	The number of shares subject to outstanding awards under the 2016 Plan represents the total number of issued and outstanding stock options and restricted stock units.
(b)	The weighted average exercise price reported in this column does not take into account outstanding restricted stock units.
(c)	This represents the total number of shares remaining available for future issuance under the 2016 Equity Incentive Plan.

EXECUTIVE COMPENSATION

Set forth below is certain information regarding the historical compensation of our named executive officers during the year ended December 31, 2025 and 2024.

Executive Compensation

The named executive officers for the year ended December 31, 2025 were:

●	Deborah Birx, M.D., Chief Executive Officer
●	Pierre Kyme, Ph.D., Chief Business Officer
●	David House, Senior Vice President, Finance and Principal Financial Officer

Summary Compensation Table

The following table provides information regarding the compensation paid during the last two fiscal years to the named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Deborah Birx, M.D.	2025	562,380	—	—	397,981	281,190	8,338	1,249,889
Chief Executive Officer	2024	546,000	—	202,800	826,379	259,350	8,998	1,843,527
Pierre Kyme, Ph.D.	2025	412,000	1,000	—	165,825	206,000	6,750	791,575
Chief Business Officer	2024	379,484	75,000	33,800	137,730	190,000	7,626	823,640
David House	2025	360,500	1,000	—	41,456	144,200	7,614	554,770
Senior Vice President, Finance and	2024	131,250	—	—	134,688	49,921	3,500	319,359
Principal Financial Officer
(1)	Amounts reflected in this column for 2025 include discretionary bonuses paid to Dr. Kyme and Mr. House.
(2)	In accordance with SEC rules, this column represents the aggregate grant date fair value of the restricted stock units granted during 2025 and 2024 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the settlement of the restricted stock units or the sale of the common stock underlying such restricted stock units.
(3)	In accordance with SEC rules, this column represents the aggregate grant date fair value of the option awards granted during 2025 and 2024 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(4)	Amounts reflected in this column for 2025 represent performance bonus awards earned under the Company’s annual performance-based bonus program for the applicable year and paid or expected to be paid in the following year. Amounts reflected in this column for 2024 have been restated from the amounts previously reported in the Company's 2025 Proxy Statement. The Company's 2025 Proxy Statement inadvertently omitted amounts earned by the named executive officers under the Company's annual performance bonus program for fiscal year 2024 performance. These amounts, which were paid in 2025, are now reflected in this column.
(5)	Amounts reflected in this column for 2025 include 401(k) plan company matching contributions of $8,338 for Dr. Birx, $6,750 for Dr. Kyme, and $7,614 for Mr. House.

Base Salary

The base salaries of the named executive officers in 2025, as applicable, were generally determined and approved by the Board of Directors, based on the recommendation of the Compensation Committee.

●	Dr. Birx’s annual base salary was $562,380.
●	Dr. Kyme’s annual base salary was $412,000.
●	Mr. House’s annual base salary was $360,500.

Equity-Based Awards

Our equity-based incentive awards are designed to align the interests of our employees and consultants, including the named executive officers, with those of our shareholders. Our board of directors or our Compensation Committee approve equity grants. Vesting of equity awards was generally tied to continuous service and serves as an additional retention measure. Our executives may have been awarded an initial new hire grant upon commencement of service and have received additional grants, as the board of directors or Compensation Committee determined appropriate, in order to incentivize and/or reward such executives. In 2025, we granted nonqualified stock options, and in 2024, we granted both nonqualified stock options and restricted stock units to our named executive officers under our equity incentive plans.

The following information is being provided as required by Item 402(x) of Regulation S-K. The Company does not maintain a formal policy or guidelines relating to the grant of stock options close in time to the release of material nonpublic information, and our Compensation Committee intends to grant annual awards of stock options during the first quarter of each year (other than with respect to off-cycle grants in connection with new hire and promotion-related grants). In the event that the Compensation Committee becomes aware of material nonpublic information prior to granting stock options, the Compensation Committee will take the existence of such information into consideration in determining whether to delay the grant of stock options. For the calendar year ended December 31, 2025, we did not grant awards of stock options to our executive officers within four business days before or one business day after the release of a quarterly report on Form 10-Q, our annual report on Form 10-K or a current report on Form 8-K disclosing material nonpublic information.

Agreements with our Named Executive Officers

Below are descriptions of our employment agreements with our active named executive officers governing the terms of their service with us. For a discussion of the severance pay and other benefits that may be provided in connection with a termination of service and/or a change in control under the arrangements with the named executive officers, please see “Payments and Benefits upon Termination or Change in Control” below.

Dr. Birx. On July 10, 2023, the Company and Dr. Birx entered into an employment agreement which provides for an initial annual base salary of $525,000 which may be adjusted from time to time by the board of directors, and an annual target performance bonus of 50% of her annual base salary based on our achievement of certain performance objectives. Dr. Birx is also entitled to certain severance benefits in connection with certain terminations of employment as described below under the section entitled “Payments and Benefits upon Termination or Change in Control.”

Dr. Kyme. On June 1, 2024, the Company and Dr. Kyme entered into an employment agreement which provides for an initial annual base salary of $400,000 which may be further adjusted from time to time by the board of directors, and an annual target performance bonus of 50% of his annual salary based on our achievement of certain performance objectives. Dr. Kyme is also entitled to certain severance benefits in connection with certain terminations of employment as described below under the section entitled “Payments and Benefits upon Termination or Change in Control.”

Mr. House. On July 29, 2024, the Company and Mr. House entered into an employment agreement which provides for an initial annual base salary of $350,000 which may be further adjusted from time to time by the board of directors, and an annual target performance bonus of 40% of his annual base salary based on our achievement of certain performance objectives. Mr. House is also entitled to certain severance benefits in connection with certain terminations of employment as described below under the section entitled “Payments and Benefits upon Termination or Change in Control.”

Payments and Benefits upon Termination or Change in Control

Dr. Birx. Under the terms of her employment agreement, if Dr. Birx’s employment is terminated by the Company without cause or she resigns for good reason (in each case as defined in the agreement) and she timely executes an effective release of claims in favor of the Company, then she will be entitled to a continuation of her base salary for 12 months following the date of her termination and a pro-rated annual bonus for the year of termination. If Dr. Birx does not receive an offer of continued employment as an executive officer or service as a member of the board of directors of the surviving company (or its ultimate parent) in connection with a change in control and is terminated by the Company without cause or resigns for good reason in connection with such change in control, she will be entitled to full acceleration of any of her then-outstanding time-vested equity awards.

Dr. Kyme. Under the terms of his employment agreement, if Dr. Kyme’s employment is terminated by the Company without cause or he resigns for good reason (in each case as defined in the agreement) and he timely executes an effective release of claims in favor of the Company, then he will be entitled to severance payments equal to 12 months of continued base salary, and additionally, if such termination or resignation occurs in connection with a change in control, all outstanding time-based equity awards shall accelerate in full as of the earlier of the change in control date and or the date of the qualifying termination.

Mr. House. Under the terms of his employment agreement, if Mr. House’s employment is terminated by the Company without cause or he resigns for good reason (in each case as defined in the agreement) and he timely executes an effective release of claims in favor of the Company, he will be entitled to severance payments equal to six months of continued base salary, and additionally, if such termination or resignation occurred in connection with a change in control, (i) an additional six months of continued base salary and (ii) subject to his timely election of COBRA continuation coverage, coverage of all of the COBRA premiums for a period of 12 months, or until he becomes eligible to receive any health benefits through a new or through a spouse’s employer, provided that he executes an effective release of claims.

All of the named executive officers held stock options under our equity incentive plans that were granted subject to the general terms of our equity incentive plans and form of stock option agreements. The specific vesting terms of each of the named executive officer’s stock options are described below under “Outstanding Equity Awards at Fiscal Year End.”

Other than with respect to Dr. Birx, if within one month prior to, or within 12 months after, a change in control, the named executive officer is terminated due to an involuntary termination (other than on account of death or disability), then any unvested stock options held by that officer will vest in full.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding all outstanding equity awards held by the named executive officers as of December 31, 2025.

		Option Awards					Stock Awards
		Number of	Number of						Market
		securities	securities				Number of		value of
		underlying	underlying				shares or		shares or
		unexercised	unexercised		Option		units of		units of
		options	options		exercise	Option	stock that		stock that
		(#)	(#)		price	Expiration	have not		have not
Name	Award Date	exercisable	unexercisable		($)	Date	vested (#)		vested ($)(1)
Deborah Birx, M.D.	2/5/2025	—	240,000	(2)	2.04	2/5/2035	—		—
	3/14/2024	60,000	180,000	(4)	3.38	3/14/2034	45,000	(3)	282,600
	12/21/2023	100,000	100,000	(7)	2.39	12/21/2033	100,000	(6)	628,000
Pierre Kyme, Ph.D.	2/5/2025	—	100,000	(2)	2.04	2/5/2035	—		—
	3/14/2024	10,000	30,000	(4)	3.38	3/14/2034	7,500	(2)	47,100
	4/13/2022	37,500	12,500	(8)	5.11	4/13/2032	—		—
	3/25/2021	15,000	—		5.14	3/25/2031	—		—
	4/1/2020	25,000	—		3.05	4/1/2030	—		—
	5/22/2019	22,000	—		3.15	5/22/2029	—		—
David House	2/5/2025	—	25,000	(2)	2.04	2/5/2035	—		—
	10/2/2024	18,750	56,250	(5)	2.32	10/2/2034	—		—
(1)	The market value was determined using the closing price of the Company’s common stock on December 31, 2025, which was $6.28 per share.
(2)	The options vest, subject to continuous employment through the vesting date, in substantially equal installments on February 5th of each of 2026, 2027, 2028, and 2029 subject to accelerated vesting in connection with certain terminations.
(3)	The restricted stock units vest, subject to continuous employment through the vesting date, in substantially equal installments on March 14th of each of 2027 and 2028, subject to accelerated vesting in connection with certain terminations.
(4)	The options vest, subject to continuous employment through the vesting date, in substantially equal installments on March 14th of each of 2026, 2027 and 2028, subject to accelerated vesting in connection with certain terminations.
(5)	The options vest, subject to continuous employment through the vesting date, in substantially equal installments on August 16th of each of 2026, 2027 and 2028, subject to accelerated vesting in connection with certain terminations.
(6)	The restricted stock units vest, subject to continuous employment through the vesting date, in substantially equal installments on July 10th of each of 2026 and 2027, subject to accelerated vesting in connection with certain terminations.
(7)	The options vest, subject to continuous employment through the vesting date, in substantially equal installments on July 10th of each of 2026 and 2027, subject to accelerated vesting in connection with certain terminations.
(8)	The options vest, subject to continuous employment through the vesting date, on April 13, 2026, subject to accelerated vesting in connection with certain terminations.

Equity Incentive Plans

2016 Equity Incentive Plan

In April 2016, our board of directors adopted our 2016 Equity Incentive Plan (the “2016 Plan”). In connection with the Merger, the name of the 2016 Plan was changed to the Armata Pharmaceuticals, Inc. 2016 Equity Incentive Plan. In June 2019, the Company added 987,354 shares of common stock to the shares authorized for issuance under the 2016 Plan pursuant to an amendment to such plan approved by the Company’s shareholders at a special meeting held on May 8, 2019. Pursuant to an “evergreen” provision contained in the 2016 Plan, on January 1st of each calendar year, from January 1, 2017 through and including January 1, 2026, the number of shares authorized for issuance under the Armata 2016 Plan is automatically increased by: (a) a number equal to 5% of the total number of shares of the Company’s capital stock outstanding on December 31st of the preceding calendar year, or (b) a lesser number of shares determined by the Board of Directors. Pursuant to such “evergreen” provision, (i) 115,336 shares of common stock were automatically added to the shares authorized for issuance on January 1, 2019 (ii) 496,137 shares of common stock were automatically added to the shares authorized for issuance on January 1, 2020, (iii) 934,423 shares of common stock were automatically added to the shares authorized for issuance on January 1, 2021, (iv) 1,355,614 shares of common stock were automatically added to the shares authorized for issuance on January 1, 2022, (v) 1,807,235 shares of common stock were automatically added to the shares authorized for issuance on January 1, 2023, (vi) 1,807,328 shares of common stock were automatically added to the shares authorized for issuance on January 1, 2024, (vii) 1,809,153 shares of common stock were automatically added to the shares authorized for issuance on January 1, 2025 and (viii) 1,806,796 shares of common stock were automatically added to the shares authorized for issuance on January 1, 2026. The plan provides for the issuance of incentive awards in the form of non-qualified and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance-based stock awards. The awards may be granted by our board of directors to employees, including officers, non-employee directors and consultants who provide services to us or to a subsidiary of ours.

Employee Stock Purchase Plan

Additional long-term equity incentives are provided through the employee stock purchase plan (“ESPP”), which became effective in connection with our 2016 Annual Meeting of Shareholders in May 2016 and which we continue to use pursuant to the terms described herein. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Our board of directors has delegated its authority to administer the ESPP to our Compensation Committee. Under the ESPP, all of our regular employees (including the named executive officers) may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Compensation Committee, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.

Pay versus Performance

The information provided below is mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, which requires that we, among other things, report the amount of “compensation actually paid” to our named executive officers. These amounts are calculated in accordance with applicable SEC rules, and do not reflect the actual amount of compensation earned by or paid to our named executive officers during each applicable year.

Pay versus Performance Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Average		Value of
					Summary		Initial Fixed
	Summary				Compensation		$100
	Compensation				Table Total		Investment
	Table Total				for Non-PEO	Average	Based on
	for Principal		Summary		Named	Compensation	Total
	Executive	Compensation	Compensation	Compensation	Executive	Actually Paid	Shareholder
	Officer	Actually Paid	Table Total	Actually Paid	Officers	to Non-PEO	Return	Net Income(7)
	(“PEO”) 1(2)	to PEO 1(3)	for PEO 2(2)	to PEO 2(3)	(“NEOs”)(4)	NEOs(5)	(“TSR”)(6)	(Thousands)
Year(1)	($)	($)	($)	($)	($)	($)	($)	($)
2025	1,249,889	4,238,979	—	—	673,173	1,185,461	113	(173,799)
2024	1,843,527	1,004,531	—	—	636,330	493,180	33	(18,916)
2023	1,133,931	1,421,104	634,140	578,496	316,267	357,361	58	(69,045)
(1)	We are a smaller reporting company pursuant to Rule 405 of the Securities Act of 1933, and as such, we are only required to include information for the past three fiscal years in this table.

(2)	The dollar amounts reported in column (b) for the fiscal year 2025 is the amount of total compensation reported for Dr. Birx (“PEO 1”). The dollar amounts reported in column (b) for the fiscal year 2024 is the amount of total compensation reported for Dr. Birx (“PEO 1”). The dollar amounts reported in columns (b) and (d) for the fiscal year 2023 is the amounts of total compensation reported for Dr. Birx (our Chief Executive Officer since July 10, 2023) (“PEO 1”) and Dr. Brian Varnum (our Chief Executive Officer until July 10, 2023) (“PEO 2”), respectively. Refer to “Executive Compensation - Summary Compensation Table” above.
(3)	The dollar amounts reported in columns (c) and (e) represent the amount of “compensation actually paid” to Dr. Birx and Dr. Varnum, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Birx and Dr. Varnum during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments made to Dr. Birx’s and Dr. Varnum’s total compensation for each year to determine the compensation actually paid are shown in the “Adjustments to Compensation Actually Paid” table below.
(4)	The dollar amounts reported in column (f) represent the average of the amounts reported for our Company’s named executive officers (other than Dr. Birx and Dr. Varnum) as a group (“NEOs”) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Pierre Kyme and David House; (ii) for 2024, Pierre Kyme, David House, Mina Pastagia, and Richard Rychlik; and (iii) for 2023, Richard Rychlik, Mina Pastagia and Erin Butler.
(5)	The dollar amounts reported in column (g) represent the average amount of “compensation actually paid” to the NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments made to the average total compensation for the NEOs as a group for each year to determine the average compensation actually paid are shown in the “Adjustments to Compensation Actually Paid” table below.
(6)	Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our Company’s share price at the end and the beginning of the measurement period (December 31, 2021) by our Company’s share price at the beginning of the measurement period. No dividends were paid on stock or option awards in 2023, 2024 or 2025.
(7)	The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable covered year.

Adjustments to Compensation Actually Paid

As noted above in footnotes 3 and 5 to the Pay versus Performance Table, in accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to (i) Dr. Birx and Dr. Varnum’s total compensation for each year, as applicable, to determine the compensation actually paid to each of them, and (ii) to the average total compensation for the NEOs as a group for each year to determine the average compensation actually paid to them. The methodology used to determine compensation actually paid is further described in footnotes (a), (b) and (c) below.

	FY 2023
	PEO	PEO	Other NEOs
Adjustments:	Birx	Varnum	Average(c)
Total from Summary Compensation Table	$1,133,931	$634,140	$316,267
Adjustments for stock and options awards
Deduct: SCT Amounts(a)	(875,477)	—	(33,087)
Add: Fair value of equity granted during fiscal year, outstanding and unvested as of end of fiscal year(b)	1,162,650	—	43,032
Add (Deduct): Change in fair value of equity granted in prior year that is outstanding and unvested at the end of fiscal year(b)	—	5,713	36,606
Add (Deduct): Change in fair value for awards granted in prior fiscal years that vested in fiscal year(b)	—	60,616	10,772
(Deduct): The amount of fair value at the end of prior year for awards granted in prior years that forfeited during the fiscal year	—	(121,973)	(16,229)
Total adjustments for stock and option awards	287,173	(55,644)	41,094
Compensation Actually Paid (as calculated)	$1,421,104	$578,496	$357,361

	FY 2024
	PEO	Other NEOs
Adjustments:	Birx	Average(b)
Total from Summary Compensation Table	$1,843,527	$636,330
Adjustments for stock and options awards
Deduct: SCT Amounts(a)	(828,248)	(137,225)
Add: Fair value of equity granted during fiscal year, outstanding and unvested as of end of fiscal year(b)	430,358	45,033
Add (Deduct): Change in fair value of equity granted in prior year that is outstanding and unvested at the end of fiscal year(b)	(386,807)	(7,275)
Add (Deduct): Change in fair value for awards granted in prior fiscal years that vested in fiscal year	(54,299)	4,366
(Deduct): The amount of fair value at the end of prior year for awards granted in prior years that forfeited during the fiscal year	—	(48,049)
Total adjustments for stock and option awards	(838,996)	(143,150)
Compensation Actually Paid (as calculated)	$1,004,531	$493,180

	FY 2025
	PEO	Other NEOs
Adjustments:	Birx	Average(b)
Total from Summary Compensation Table	$1,249,889	$673,173
Adjustments for stock and options awards
Deduct: SCT Amounts(a)	(398,616)	(103,807)
Add: Fair value of equity granted during fiscal year, outstanding and unvested as of end of fiscal year(b)	1,436,426	374,069
Add (Deduct): Change in fair value of equity granted in prior year that is outstanding and unvested at the end of fiscal year(b)	1,902,687	238,170
Add (Deduct): Change in fair value for awards granted in prior fiscal years that vested in fiscal year	48,593	3,856
(Deduct): The amount of fair value at the end of prior year for awards granted in prior years that forfeited during the fiscal year	—	—
Total adjustments for stock and option awards	2,989,090	512,288
Compensation Actually Paid (as calculated)	$4,238,979	$1,185,461
(a)	The grant date fair value of equity awards represents the sum of the totals of the amounts reported in the “Stock Awards” and/or “Option Awards” columns, as applicable, in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following, to the extent applicable: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.
(c)	For the NEOs as a group in each applicable year, all amounts shown represent averages.

Description of Relationship between Compensation Actually Paid and Cumulative TSR

The following graph sets forth the relationship between “compensation actually paid” to each of our PEOs, the average of “compensation actually paid” to our NEOs, and our cumulative TSR during the applicable year over the two fiscal-year period from 2023 through 2024. The increase in compensation actually paid is primarily attributable to changes in the fair values of unvested and vested stock options granted in 2024 and prior years.

The following graph sets forth the relationship between “compensation actually paid” to each of our PEOs, the average of “compensation actually paid” to our NEOs, and our cumulative TSR during the applicable year over the two fiscal-year period from 2024 through 2025. The decrease in compensation actually paid is primarily attributable to changes in the fair values of unvested and vested stock options granted in 2025 and prior years.

Description of Relationship Between Compensation Actually Paid and Net Income (Loss)

The following graph sets forth the relationship between “compensation actually paid” to each of our PEOs, the average of “compensation actually paid” to our other named executive officers, and our net income (loss) during the applicable year over the two fiscal-year period from 2023 through 2024.

The following graph sets forth the relationship between “compensation actually paid” to each of our PEOs, the average of “compensation actually paid” to our other named executive officers, and our net income (loss) during the applicable year over the two fiscal-year period from 2024 through 2025.

Non-Employee Director Compensation

Consistent with 2024, in 2025, the chair of our Board of Directors received an annual cash retainer of $70,000 and each other non-employee director received an annual cash retainer of $40,000. For the Audit Committee, the committee chair received an additional annual cash retainer of $17,000 and each member received an additional annual cash retainer of $8,000. For the Compensation Committee, the committee chair received an additional annual cash retainer of $12,000 and each member received an additional annual cash retainer of $6,000. For the Nominating and Corporate Governance Committee, the committee chair received an additional annual cash retainer of $8,000 and each member received an additional annual cash retainer of $4,000. For the Special Committee, the committee chair received an additional annual cash retainer of $10,000 and each member received an additional annual cash retainer of $5,000.

Additionally, each fiscal year, the Company grants each of its non-employee directors options with a grant date fair value of approximately $121,111.

Director Compensation Table

The following table and related footnotes show the compensation paid during the year ended December 31, 2025 to our non-employee directors.

	Fees Earned	Option
	or Paid in	Awards
Name	Cash ($)	($)(1)	Total ($)
Jules Haimovitz	40,000	88,902	128,902
Odysseas Kostas	44,000	88,902	132,902
Robin C. Kramer (Chair)	92,000	88,902	180,902
Joseph Patti	66,000	88,902	154,902
Todd Peterson	53,000	88,902	141,902
Sarah J. Schlesinger	54,000	88,902	142,902
(1)	In accordance with SEC rules, this column represents the aggregate grant date fair value of the option awards granted during 2025 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

The following table shows the number of stock options held by each of our non-employee directors as of December 31, 2025.

	Number of	Number of
	securities	securities
	underlying	underlying
	unexercised	unexercised
	options	options
	(#)	(#)
Board of Directors:	exercisable	unexercisable
Jules Haimovitz	140,299	81,514
Odysseas Kostas	188,682	81,514
Robin C. Kramer	168,299	81,514
Joseph Patti	188,682	81,514
Todd Peterson	188,682	81,514
Sarah J. Schlesinger	188,682	81,514

* * *

Limitation of Liability and Indemnification

Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses (including legal expenses) and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable. Section 23B.08.560 of the Washington Business Corporation Act authorizes a corporation, if authorized by its articles of incorporation or by a provision in the corporation’s bylaws approved by its shareholders, to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any director from or on account of (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act (which relates to unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled.

Article 11 of our articles of incorporation provides that, to the fullest extent that the Washington Business Corporation Act permits the limitation or elimination of the liability of a director, a director shall not be liable to us or our shareholders for monetary damages for conduct as a director. Section 10 of our bylaws requires us to indemnify every present or former director or officer against expenses, liabilities and losses incurred in connection with serving as a director or officer, as applicable, and to advance expenses of such director or officer incurred in defending any proceeding covered by the indemnity; provided, however, that any indemnity is in accordance with Washington law and does not include indemnification of intentional misconduct, knowing violation of law, or other violations of Washington law, including receipt of benefits in which a director of officer is not entitled.

We maintain a policy of directors’ and officers’ liability insurance that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. We have also entered into indemnification agreements with our executive officers and directors that provide for the indemnification of directors and executive officers to the fullest extent permitted by the Washington Business Corporation Act against expenses reasonably incurred by such persons in any threatened, pending or completed action, suit, investigation or proceeding in connection with their service as (i) a director or officer of us or (ii) a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at our request. In addition, we are obligated to advance expenses pursuant to the indemnification agreements under certain circumstances, and the agreements also provide for procedural protections, including a determination by a reviewing party as to whether the indemnitee is permitted to be indemnified under applicable law.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We believe that these provisions in our articles of incorporation and bylaws and our indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

TRANSACTIONS WITH RELATED PERSONS

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) occurring since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which we and any “related person” (defined below) are participants involving an amount that exceeds $120,000 (or such lower threshold as may be applicable to us from time to time pursuant to the rules and regulations of the SEC or the NYSE American exchange), and in which any “related person” had or will have a direct or indirect material interest.

Transactions involving compensation for services provided to us by an employee, consultant or director are not considered related-person transactions under this policy. A “related person” is any person who is, or at any time since the beginning of our last fiscal year, was, an executive officer, director or director nominee, any holder of more than 5% of our common stock, any of the foregoing’s immediate family members and any entity owned or controlled by any such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for approval. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative sources for comparable services or products are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors, director nominees and certain significant shareholders. In considering related-person transactions, our Audit Committee or other independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;
●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the terms of the transaction; and
●	the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberation and approval.

Certain Related-Person Transactions

Described below are any transactions occurring since January 1, 2025, and any currently proposed transactions, to which Armata was a party and in which:

●	The amounts involved exceeded or will exceed the lesser of (i) $120,000 and (ii) 1% of the average of the respective company’s total assets at year-end for the last two completed fiscal years; and
●	A director, director nominee, executive officer, holder of more than 5% of the outstanding capital stock of the respective company, or any member of such person’s immediate family had or will have a direct or indirect material interest.

Financing Transactions

Credit Agreements and Warrants Extensions

On January 23, 2026, the Company entered into amendments to the March 2025 Credit Agreement, the 2024 Credit Agreement, the 2023 Credit Agreement, and the Convertible Credit Agreement (each as defined below), to extend the maturity dates to June 1, 2027. In addition, the Company amended certain outstanding warrants held by Innoviva Sub to extend their expiration dates to January 26, 2031, and amended the related voting agreement to align with the revised warrant expiration date or FDA approval, as applicable.

August 2025 Credit Agreement

On August 11, 2025, the Company entered into a credit and security agreement (the “August 2025 Credit Agreement”) for a loan in the aggregate amount of $15.0 million (the “August 2025 Loan”) with Innoviva Sub. The August 2025 Loan bears interest at an annual rate of 14.0% and matures on January 11, 2029. Principal and accrued interest are payable at maturity. Repayment of the August 2025 Loan is guaranteed by the Company’s domestic subsidiaries, and the loan is secured by substantially all of the assets of the Company and the subsidiary guarantors.

March 2025 Credit Agreement

On March 12, 2025, the Company entered into a credit and security agreement (as amended, the “2025 Credit Agreement”) for a loan in an aggregate amount of $10.0 million (the “March 2025 Loan”) with Innoviva Sub. The March 2025 Loan bears interest at an annual rate of 14.0% and matures on June 1, 2027. Principal and accrued interest are payable at maturity. Repayment of the March 2025 Loan is guaranteed by the Company’s domestic subsidiaries, and the loan is secured by substantially all of the assets of the Company and the subsidiary guarantors.

2024 Credit Agreement

On March 4, 2024, the Company entered into the credit and security agreement, dated March 4, 2024 (as amended, the “2024 Credit Agreement”), for the secured term loan facility in an aggregate amount of $35.0 million (the “2024 Loan”) with Innoviva Sub. The 2024 Loan bears interest at an annual rate of 14.0% and is scheduled to mature on June 1, 2027. Principal and accrued interest are payable at maturity. Repayment of the 2024 Loan is guaranteed by the Company’s domestic subsidiaries, and the loan is secured by substantially all of the assets of the Company and the subsidiary guarantors.

2023 Credit Agreement

On July 10, 2023, the Company entered into the credit and security agreement, dated as of July 10, 2023 (as amended, the “2023 Credit Agreement”), for the secured term loan facility in an aggregate amount of $25.0 million (the “2023 Loan”) with Innoviva Sub. The 2023 Loan bears interest at an interest rate of 14.0% per annum, and is scheduled to mature on June 1, 2027. Principal and accrued interest are payable at maturity. Repayment of the 2023 Loan is guaranteed by the Company’s domestic subsidiaries, and the 2023 Loan is secured by substantially all of the assets of the Company and the subsidiary guarantors.

Convertible Credit Agreement

On January 10, 2023, the Company received the convertible loan in the aggregate amount of $30.0 million (the “Convertible Loan”) from Innoviva pursuant to the convertible credit and security agreement, dated as of January 10, 2023 (as amended, the “Convertible Credit Agreement”) with Innoviva Sub. The Convertible Loan bears interest at a rate of 8.0% per annum and is scheduled to mature on June 1, 2027. The Convertible Loan principal and accrued interest are payable at maturity. Repayment of the Convertible Loan is guaranteed by the Company’s domestic subsidiaries and foreign material subsidiaries, and the Convertible Loan is secured by substantially all of the assets of the Company and the subsidiary guarantors.

The Convertible Credit Agreement provides that if there is a financing from new investors of at least $30.0 million (a “Qualified Financing”), the outstanding principal amount of and all accrued and unpaid interest on the Convertible Loan shall be converted into shares of the Company’s common stock, at a price per share equal to a 15.0% discount to the lowest price per share for common stock paid by investors in such Qualified Financing. The Convertible Credit Agreement also required the Company to file a registration statement for the resale of all securities issued to the lender in connection with any conversion under the Convertible Credit Agreement, which the Company originally filed on February 13, 2023 and which was declared effective by the SEC on April 6, 2023. The Convertible Credit Agreement also confers upon the lender the option to convert any outstanding Convertible Loan amount, including all accrued and unpaid interest thereon, at the lender’s option, into shares of common stock at a price per share equal to the greater of book value or market value per share of common stock on the date immediately preceding the effective date of the Convertible Credit Agreement, which was $1.52 (as may be appropriately adjusted for any stock split, combination or similar act).

Change in Control and Severance Benefits Arrangements

We have entered into certain change in control and severance benefits arrangements with our officers, as more fully described in the section above entitled “Executive Compensation.”

Director and Executive Officer Compensation

The compensation of our directors and named executive officers, including employment agreements and other compensatory arrangements with executive officers and stock option grants to executive officers and directors, is more fully described in the section above entitled “Executive Compensation.”

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers, as described in the section above entitled “Executive Compensation — Limitation of Liability and Indemnification.”

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons beneficially holding more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Our executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Specific due dates for these reports have been established and we are required to identify those persons who failed to timely file these reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our directors and officers that no other reports were required, during the fiscal year ended December 31, 2025, all of our directors, officers and greater than 10% shareholders complied with the Section 16(a) filing requirements, except for one Form 4 for one transaction by Dr. Birx and one Form 4 for one transaction by Dr. Kyme, in respect of net withholding of shares in connection with the vesting of RSUs, which were inadvertently filed late.

Our Code of Business Ethics applies to all directors, officers and employees of the Company, including any principal executive officer, principal financial officer or principal accounting officer of the Company. The Code of Business Conduct is available on our internet website at www.armatapharma.com. If we ever were to amend or waive any provision of the Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our internet website set forth above rather than filing a Form 8-K.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of annual meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Armata shareholders will be “householding” the Company’s proxy materials. That means that only one copy of the proxy materials or this Proxy Statement and annual report will be delivered to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the applicable annual meeting materials, either for this annual meeting or in the future, please notify your broker or Armata. Direct your written request to Armata Pharmaceuticals, Inc., Attention: Investor Relations, 5005 McConnell Avenue, Los Angeles, California 90066 or contact Joyce Allaire at (212) 915-2569. If so requested, a separate copy of the Proxy Statement or annual report will be delivered to you promptly and without charge. Shareholders who currently receive multiple copies of the applicable annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Robin C. Kramer
Chair of the Board of Directors
Los Angeles, California
April 27, 2026

A copy of the Company’s annual report is available without charge upon written request to: Secretary, Armata Pharmaceuticals, Inc., 5005 McConnell Avenue, Los Angeles, California 90066. We will furnish a copy of any exhibit to such report upon written request and payment of reasonable expenses in furnishing such exhibit.

3. To approve a non-binding advisory resolution on the frequency of shareholder vote (every one, two or three years) relating to the compensation of our named executive officers 1 YR 2 YRS 3 YRS Abstain 01 - Deborah L. Birx, M.D. 04 - Odysseas D. Kostas, M.D. 07 - Sarah J. Schlesinger, M.D. 02 - Daniel B. Gilmer, Ph.D. 05 - Robin C. Kramer 03 - Jules Haimovitz 06 - Joseph M. Patti, Ph.D. 1UPX For Withhold For Withhold For Withhold 04AB8C 2. To approve, on an advisory, non-binding basis, the compensation of our named executive officers 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below 2026 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 4. To ratify the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 5. To conduct any other business properly brought before the meeting or any adjournment or postponement thereof A Proposals — The Board of Directors recommend a vote FOR all the nominees, FOR Proposals 2 and 4, and for 1 YEAR on Proposal 3. You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/ARMP or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by 11:59 p.m. (Pacific Time) on June 10, 2026. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ARMP Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ARMP Notice of 2026 Annual Meeting of Shareholders Armata Pharmaceuticals, Inc. 5005 McConnell Avenue Los Angeles, CA 90066 Proxy Solicited by Board of Directors for 2026 Annual Meeting – June 11, 2026 Deborah Birx and David House, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of common stock of Armata Pharmaceuticals, Inc. that the undersigned held of record as of the close of business on April 17, 2026, with all the powers which the undersigned would possess if personally present, at the 2026 Annual Meeting of Shareholders of Armata Pharmaceuticals, Inc. to be held on June 11, 2026 or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director’s recommendations. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. If you vote by the internet or telephone, please DO NOT mail back this proxy card. If you wish to attend the annual meeting in person, please be prepared to present photo identification for admittance. (Items to be voted appear on reverse side.) Proxy — Armata Pharmaceuticals, Inc. C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. Comments — Please print your comments below. Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Shareholders to be held on June 11, 2026: The Notice of Annual Meeting of Shareholders, Proxy Statement and annual report to shareholders are available at https://investor.armatapharma.com/annual-reports-and-proxy or www.envisionreports.com/ARMP 2026 Annual Meeting Admission Ticket 2026 Annual Meeting of Armata Pharmaceuticals, Inc. Shareholders June 11, 2026, 8:30am PT 5005 McConnell Avenue Los Angeles, CA 90066